Exhibit 4(i)(10)

Home Office: Cincinnati, Ohio

Fixed Administrative Office: P.O. Box 5420, Cincinnati, Ohio 45201-5420

Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423

TAX-SHELTERED ANNUITY ENDORSEMENT

The group annuity contract (“Contract”) is changed by this Tax-Sheltered Annuity Endorsement (this “Endorsement”) to add the following additional provisions:

APPLICABLE TAX LAW RESTRICTIONS. This Contract is intended to receive contributions that qualify for deferred tax treatment under Internal Revenue Code (“IRC”) Section 403(b). It is restricted as required by federal tax law. We may change the terms of this Contract or administer this Contract at any time as needed to comply with that law. Any such change may be applied retroactively.

APPLICABLE PLAN RESTRICTIONS. To the extent required to satisfy the Income Tax Regulations under IRC Section 403(b):

1)	this Contract is subject to the terms of the 403(b) retirement plan under which contributions were made (the “Plan”) that is sponsored or maintained by an eligible employer (the “Employer”); in the event of any conflict, the terms of the Plan control, provided that such terms do not require us to provide benefits not otherwise provided under this Contract;

2)	we will share with the Employer, a Plan administrator, or other vendor under the Plan, any information necessary for this Contract, or any other annuity contract or custodial account to which contributions have been made by the Employer, to satisfy IRC Section 403(b), including the following: (i) the Employer providing information as to whether a Participant’s employment with the Employer is continuing, and notifying us when a Participant has had a severance from employment (for purposes of the distribution restrictions under the Plan); (ii) our notifying the Employer of any hardship withdrawal under the Plan if the withdrawal results in a 6-month suspension of a Participant’s right to make elective deferrals under the Plan; and (iii) our providing information to the Employer and other vendors concerning the interest of a Participant in annuity contracts or qualified plan benefits (to enable a vendor to determine the amount of any plan loans and any rollover accounts that are available to a Participant under the Plan in order to satisfy the financial need under the hardship withdrawal rules); and

3)	we will share with the Employer, a Plan administrator, or other vendor under the Plan, any information in order of this Contract or any other annuity contract or custodial account to which contributions have been made for a Participant by the Employer, to satisfy other tax law requirements, including the following: (i) the amount of any plan loan that is outstanding to a Participant for a vendor to determine whether an additional plan loan satisfies the loan limitations of the Plan, so that any such additional loan is not a deemed distribution under IRC Section 72(p)(1); and (ii) information concerning a Participant’s after-tax employee contributions in order for a vendor to determine the extent to which a distribution is includible in gross income.

The Plan may require that no distribution, loan, contract exchange, plan-to-plan transfer, or rollover contribution involving this Contract be made without specific instructions from the Employer or a Plan administrator. We may rely on representations, instructions, and information provided by the Employer or a Plan administrator. We may rely on representations and information provided by other vendors under the Plan.

NO ASSIGNMENT OR TRANSFER. A Participant cannot assign, sell, or transfer his or her interest in this Contract. A Participant cannot pledge it to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

1)	the interest of a Participant in this Contract may secure a loan made to the Participant under any loan provisions of this Contract;

2)	all or part of the interest of a Participant in this Contract may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and

3)	payments from this Contract may be based on the joint lives or joint life expectancies of the Participant and another person, but such other person shall have no present rights in this Contract during the Participant’s lifetime.

LIMIT ON SOURCE OF PURCHASE PAYMENTS. Purchase Payments for this Contract are limited to:

1)	contributions made by or through the Employer under the Plan;

2)	rollover contributions described in IRC Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), or 457(e)(16), to the extent permitted under the Plan;

3)	annuity contract and custodial account exchanges described in Section 1.403(b)-10(b)(2) of the Income Tax Regulations; and

4)	plan-to-plan transfers described in Section 1.403(b)-10(b)(3) of the Income Tax Regulations.

DESIGNATED ROTH CONTRIBUTIONS. To the extent permitted under the Plan, Purchase Payments may include:

1)	contributions that are designated Roth contributions within the meaning of IRC Section 402A(c)(1);

2)	rollover contributions that are described in IRC Section 402A(c)(3) from a designated Roth account under an applicable retirement plan described in IRC Section 402A(e)(1);

3)	contract and custodial account exchanges from designated Roth accounts under the Plan; or

4)	plan-to-plan transfers from designated Roth accounts under an applicable retirement plan described in IRC Section 402A(e)(1).

All amounts that are attributable to designated Roth contributions must be maintained in a separate account. Separate records will be kept for each such account.

LIMITS ON AMOUNT OF CONTRIBUTIONS. Except for catch-up contributions permitted by IRC Section 414(v):

1)	contributions made to this Contract and any other plan, contract, or arrangement under salary reduction agreement(s) with an employer cannot exceed the limits of IRC Section 402(g), and we may distribute any contributions in excess of this limit, together with the income allocable thereto and net of any loss thereon, to the Participant as permitted by law; and

2)	contributions to this Contract cannot exceed the limit of IRC Section 415.

These limits do not apply to rollover contributions.

DISTRIBUTION RESTRICTIONS FOR ELECTIVE DEFERRALS. Amounts attributable to IRC Section 403(b) elective deferrals (including any designated Roth contributions) cannot be distributed from this Contract unless:

1)	the Participant has reached age 59-1/2;

2)	the Participant has had a severance from employment with the Employer;

3)	the Participant has died;

4)	the Participant has become disabled as defined in IRC Section 72(m)(7);

5)	the Participant has incurred a hardship by reason of an immediate and heavy financial need as defined in Section 1.401(k)-1(d)(3)(iii)(B) of the Income Tax Regulations, to the extent a distribution is necessary as determined under Section 1.401(k)-1(d)(3)(iv)(E) of the Income Tax Regulations ; or

6)	a Participant qualifies for a distribution as a reservist called to active duty as described in IRC Section 72(t)(2)(G).

A withdrawal made by reason of a hardship cannot include any income attributable to salary reduction contributions. These distribution restrictions do not apply to 403(b) elective deferrals made before January 1, 1989, and to earnings credited prior to such date.

DISTRIBUTION RESTRICTIONS FOR CUSTODIAL ACCOUNT TRANSFERS. Amounts attributable to transfers from a custodial account described in IRC Section 403(b)(7), other than amounts attributable to 403(b) elective deferrals, cannot be distributed from this Contract unless:

1)	the Participant has reached age 59-1/2;

2)	the Participant has had a severance from employment with the Employer;

3)	the Participant has died; or

4)	the Participant has become disabled as defined in IRC Section 72(m)(7).

DISTRIBUTION RESTRICTIONS FOR OTHER AMOUNTS. Amounts other than those attributable to 403(b) elective deferrals or to transfers from a custodial account described in IRC Section 403(b)(7) cannot be distributed from this Contract unless:

1)	the Participant has had a severance from employment with the Employer; or

2)	upon the occurrence of some event specified in the Plan, such as after a fixed number of years, the attainment of a stated age, or disability.

This provision does not apply to an annuity contract that is issued before January 1, 2009.

ABSENCE OF SEPARATE ACCOUNTING. If a separate account has not been maintained for 403(b) elective deferrals, custodial account transfers, rollovers, and other amounts, then no amount shall be distributed until the later of:

1)	the date that amounts attributable to 403(b) elective deferrals may be distributed; or

2)	the date that amounts attributable to a custodial account transfer may be distributed, or the date that other amounts may be distributed, whichever is applicable.

DISTRIBUTION RESTRICTIONS FOR EXCHANGES AND TRANSFERS. Amounts attributable to transfers from another Section 403(b) annuity contract or from a custodial account described in IRC Section 403(b)(7) by means of a contract exchange or plan-to-plan transfer shall be subject to distribution restrictions that are at least as stringent as those imposed by this Contract being exchanged or by the plan making the transfer.

EXCEPTIONS TO DISTRIBUTION RESTRICTIONS. The distribution restrictions that otherwise apply to this Contract shall not apply to:

1)	a correction of excess deferrals as provided in Section 1.403(b)-4(f) of the Income Tax Regulations;

2)	a distribution required by the Employer on termination of the Plan as provided in Section 1.403(b)-10(a) of the Income Tax Regulations;

3)	a permissible withdrawal of eligible automatic contributions as provided in IRC Section 414(w);

4)	payments to an alternate payee under a Qualified Domestic Relations Order as provided in Section 1.403(b)-10(c) of the Income Tax Regulations; or

5)	amounts attributable to rollover contributions, provided that they are maintained in a separate account.

TRANSFERS AND EXCHANGES NOT CONSIDERED DISTRIBUTIONS. For purposes of applying the distribution restrictions to this Contract, the following are not considered to be distributions:

1)	direct transfers to a defined benefit governmental plan as defined in IRC Section 414(d), that are made to purchase permissive service credit as defined in IRC Section 415(n)(3)(A) or as a repayment described in IRC Section 415(k)(3);

2)	contract or custodial account exchanges that are described in Section 1.403(b)-10(b)(2) of the Income Tax Regulations; or

3)	plan-to-plan transfers that are described in Section 1.403(b)-10(b)(3) of the Income Tax Regulations.

DIRECT ROLLOVERS PERMITTED. To the extent required under IRC Section 401(a)(31), a Participant or a Participant’s surviving spouse (as defined by federal tax law) may elect to have any portion of an eligible rollover distribution, as defined in IRC Section 403(b)(8), paid directly to an Individual Retirement Annuity or Individual Retirement Account, as defined in IRC Section 408, or, if allowed, to another Tax Sheltered Annuity or other eligible retirement plan described in IRC Section 402(c)(8)(B), specified by the Participant or surviving spouse and which accepts such distribution. To the extent permitted under IRC Section 402(c)(11), a Participant’s nonspouse beneficiary may elect to have any portion of a distribution paid directly to an inherited Individual Retirement Annuity or Individual Retirement Account, as defined in IRC Section 408(d)(3)(C). Any direct rollover election must be made on our form, and must be received at our office before the date of payment.

REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE. All distributions made hereunder shall be made in accordance with the requirements of IRC Section 403(b)(10) and Section 1.401(a)(9)-6 of the Income Tax Regulations, as modified by Sections 1.408-8 and 1.403(b)-6(e) of the Income Tax Regulations. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the entire interest of the Participant in this Contract must satisfy the requirements of IRC Section 403(b)(10) and Section 1.401(a)(9)-5 of the Income Tax Regulations, as modified by Sections 1.408-8 and 1.403(b)-6(e) of the Income Tax Regulations, instead of the requirements set out herein.

The Required Beginning Date for distributions of the interest of a Participant in this Contract is April 1 following the later of the calendar year in which the Participant reaches age 70-1/2 or the calendar year in which the Participant retires from the Employer. No later than the Required Beginning Date, the entire interest of the Participant in this Contract must begin to be distributed over (i) the life of the Participant or the lives of the Participant and his or her designated beneficiary, or (ii) a period certain not to exceed the life expectancy of the Participant or the joint and last survivor expectancy of the Participant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year, and must be either nonincreasing or they may increase only as provided in Q&A-1 and Q&A-4 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

The distribution period described above cannot exceed the period specified in Section 1.401(a)(9)-T of the Income Tax Regulations. The first required payment can be made as late as the Required Beginning Date and must be the payment that is required for a single payment interval. The second payment need not be made until the end of the next payment interval.

The interest of a Participant in this Contract includes the amount of any outstanding rollover or transfer, and the actuarial value of any other benefits provided under this Contract, such as guaranteed death benefits, to the extent required by regulations.

For purposes of this provision, a Participant’s designated beneficiary is an individual designated under the interest of the Participant in this Contract to receive payments after the Participant’s death and who qualifies as a designated beneficiary under Section 1.401(a)(9)-4 of the Income Tax Regulations.

REQUIRED MINIMUM DISTRIBUTIONS AFTER DEATH. If the Participant dies after required distributions begin, the remaining portion of his or her interest in this Contract will continue to be distributed under the contract option chosen.

If the Participant dies before required distributions begin, the entire interest of the Participant in this Contract will be distributed as least as rapidly as follows:

1)	If an individual other than the Participant’s surviving spouse (as defined by federal tax law) is the Participant’s designated beneficiary, then the entire interest of the Participant will be distributed over the remaining life expectancy of that individual, with payments starting by the end of the calendar year following the calendar year of the Participant’s death. The life expectancy of the designated beneficiary will be determined using his or her age as of his or her birthday in the year following the year of the Participant’s death. Alternatively, if elected, the entire interest of the Participant in this Contract will be distributed by the end of the calendar year that contains the fifth anniversary of the Participant’s death.

2)	If the Participant’s surviving spouse (as defined by federal tax law) is his or her sole designated beneficiary, then the entire interest of the Participant will be distributed over such spouse’s life, with payments starting by the end of the calendar year following the calendar year of the Participant’s death, or if later, by the end of the calendar year in which the Participant would have reached age 70-1/2. Alternatively, if elected, the entire interest of the Participant in this Contract will be distributed by the end of the calendar year that contains the fifth anniversary of the Participant’s death.

If the Participant’s surviving spouse dies before required distributions begin to him or her, the remaining interest of the Participant will be distributed over the remaining life expectancy of the spouse’s designated beneficiary, with payments starting by the end of the calendar year following the calendar year of the spouse’s death. The life expectancy of the spouse’s designated beneficiary will be determined using his or her age as of his or her birthday in the year following the death of the spouse. Alternatively, if elected, the remaining interest of the Participant in this Contract will be distributed by the end of the calendar year that contains the fifth anniversary of the surviving spouse’s death.

If the Participant’s surviving spouse dies after required distributions begin to the spouse, any remaining interest will continue to be distributed under the contract option chosen.

3)	If there is no designated beneficiary, then the entire interest of the Participant in this Contract will be distributed by the end of the calendar year containing the fifth anniversary of the Participant’s death.

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to the Participant’s surviving spouse (as defined by federal tax law) as the designated beneficiary, the spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age on his or her birthday in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table in the year such individual’s life expectancy is first determined, reduced by one (1) for each subsequent year.

Required distributions are considered to begin on the Participant’s Required Beginning Date or, if applicable, on the date distributions are required to begin to a surviving spouse. However, if distributions of the interest of the Participant in this Contract start prior to such date on an irrevocable basis (except for acceleration) in a form meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to begin on the annuity starting date.

The interest of a Participant in this Contract includes the amount of any outstanding rollover or transfer, and the actuarial value of any other benefits provided under this Contract, such as guaranteed death benefits, to the extent required by regulations.

For purposes of this provision, a designated beneficiary is an individual designated under this Contract to receive payments after the Participant’s death (or the death of a surviving spouse) and who qualifies as a designated beneficiary under Section 1.401(a)(9)-4 of the Income Tax Regulations.

This Endorsement is part of the Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. It supersedes all prior Tax-Sheltered Annuity endorsements. In all cases of conflict with the other terms of the Contract, the provisions of this Endorsement shall control.

Signed for us at our office as of the date of issue.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT